FieldPoint Petroleum Corporation Completes Korczak Federal #1 in Lea County, New Mexico

April 19, 2005

Completion in the Middle Morrow indicates 2.6 Million flow rate

AUSTIN, Texas (Mar 14, 2005) Business Wire FirstCall FieldPoint Petroleum Corporation (OTCBB:  FPPC  >News) announced today that it has completed the Korczak Federal#1 in the middle Morrow and on a short test the well flowed 2.6 mmcfed on a 28/64 choke at 500psi. There was very little to no flow from the lower Morrow. The Company will leave the upper Morrow and the Wolfcamp behind pipe for now. Of the three intervals in the Morrow formation, the logs indicate the upper Morrow appears to have the potential to offer the most upside. We perforated the middle Morrow at 13,169 to 13,185 and this time there was no further stimulation necessary. We will keep an eye on the flowing pressures and flow rates to determine if a frac will be required to maintain or increase production. At this time, we cannot predict sustained future flow rates.

The next step will be a hook-up to the gas sales line which should be accomplished in a few days, when we will begin selling gas to Duke Energy. FieldPoint has a 14.0625 working interest in the Korczak Federal #1 carried to casing point and will have to pay its share of the completion cost. At this time, the Company estimates this net cost to FieldPoint to be $28,000.00, but this does not include the cost of further stimulation or completing other zones.

FieldPoint's President and CEO, Ray D. Reaves said, "We are excited to have this successful completion and look forward to initiating gas sales within the next 48 hours. I believe the results at this time bode well for us to drill a second well on the prospect, a Korczak Federal #2, and a drilling permit application could be filed soon. Our goal is to continue to increase revenue, earnings and reserves as well as continuing to explore other opportunities like our recently announced acreage in the Palo Duro Basin in Texas."

About FieldPoint Petroleum Corp.

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission.

Contact: Ray D. Reaves, President (512)250-8692 Andrea Strittmatter at Elite Financial Communications Group (407)585-1080